Exhibit  21.1

Subsidiaries of the Registrant

Security Bancorp Inc., a Canadian corporation (active)

Interglobe Investigation Services Inc., a Canadian corporation (active)

Intercash POS Systems Ltd., a Canadian corporation (inactive)